Exhibit 21.1

Listing of Subsidiaries
Name of Subsidiary                Jurisdiction of Incorporation
E4:9 Holdings, LLC                Delaware
IntelliAgent, LLC                Texas
Fathom Realty Holdings LLC            Texas

Verus Holdings Inc.                North Carolina

Exhibit 21.1